CROWN ELECTROKINETICS CORP. AMENDMENT TO
CROWN ELECTROKINETICS CORP. 2020 EMPLOYEE INCENTIVE PLAN
WHEREAS, the Board of Directors of Crown Electrokinetics Corp. (the “Company”) approved and adopted the Crown Electrokinetics Corp. 2020 Employee Incentive Plan (as amended, the “Plan”) of the Company on December 16, 2020;

WHEREAS, pursuant to section 14.1 of the Plan, the Board of Directors of the Company (the “Board”) may at any time amend the Plan; and

WHEREAS, the Board has determined that it is in the best interest of the Company to amend the Plan as set forth in this Amendment.

NOW, THEREFORE, the Plan is amended as follows:

1.Amendment of the Crown Electrokinetics Corp. 2020 Employee Incentive Plan
1.1.Section 2.1 of the Plan is hereby amended and restated in its entirety to read as follows:

2.1 “Award” means an award or grant made to a Participant under Sections 6, 7, 8, 8A and/or 9 of the Plan.
1.2.Section 2 of the Plan is hereby amended by inserting the following definitions as new sub-sections and renumbering the other sub-sections accordingly:
2.4 “Cause” means: With respect to any employee or consultant of the Company, unless the applicable Award Agreement states otherwise:
(a)If the employee or consultant is a party to an employment or service agreement with the Company or its affiliates and such agreement provides for a definition of Cause, the definition contained therein; or
(b)If no such agreement exists, or if such agreement does not define Cause: (i) the conviction of, or plea of guilty or no contest to, a felony or a misdemeanor involving moral turpitude or the commission of any other act involving willful malfeasance or material fiduciary breach with respect to the Company or an affiliate; (ii) conduct that has or reasonably could have a material adverse effect on the business, goodwill, or reputation of the Company or any of its affiliates; (iii) gross negligence or willful misconduct with respect to the Company or an affiliate; (iv) material violation of state or federal securities laws; or (v) material violation of the Company's written policies or codes of conduct, including, but not limited to, written policies related to discrimination, harassment, performance of illegal or unethical activities, and ethical misconduct, the Crown Electrokinetics NonDisclosure and Assignment of Inventions Agreement, Crown Electrokinetics Policy Regarding Confidentiality and Securities Trades by Company Personnel, and Crown Electrokinetics Code of Business Conduct and Ethics.

(c)With respect to any member of the Board, unless the applicable Award Agreement states otherwise, a determination by a majority of the disinterested Board members that the director has engaged in any of the following: (i) malfeasance in office; (ii) gross misconduct or neglect; (iii) false or fraudulent misrepresentation inducing the director's appointment; (iv) willful conversion of corporate funds; or (v) repeated failure to participate in Board meetings on a regular basis despite having received proper notice of the meetings in advance.
The Committee, in its absolute discretion, shall determine the effect of all matters and questions relating to whether a Participant has been discharged for Cause.
2.17 “Restricted Share Unit” means a bookkeeping entry representing an amount equal to the Fair Market Value of one share of Common Stock, granted pursuant to the provisions of Section 8A of the Plan and the relevant Award Agreement. Each Restricted Share Unit represents an unfunded and unsecured obligation of the Company. A Participant shall have no voting rights with respect to any Restricted Share Units.
1.3.The Plan is hereby amended by adding a new section 8A thereto as follows:
8A. Restricted Share Units.
8A.1 Terms and Conditions. Grants of Restricted Share Units shall be subject to the terms and conditions set forth in this Section 8A and any additional terms and conditions, not inconsistent with the express terms and provisions of the Plan, as the Committee shall set forth in the relevant Award Agreement. Restricted Share Units may be granted alone or in addition to any other Awards under the Plan. Subject to the terms of the Plan, the Committee shall determine the number of Restricted Share Units to be granted to a Participant and the Committee may provide or impose different terms and conditions on any particular Restricted Share grant made to any Participant.
8A.2 Restricted Share Unit Grants. The Committee will set vesting criteria in its discretion, which, depending on the extent to which the criteria are met, will determine the number of Restricted Stock Units that will vest with respect to the applicable Participant. The Committee may set vesting criteria based upon the passage of time or the achievement of Company-wide, divisional, business unit, or individual goals (including, but not limited to, continued employment or service), applicable federal or state securities laws or any other basis determined by the Committee in its discretion.
8A.3 Settlement of Restricted Share Units. Upon meeting the applicable vesting criteria, the Participant will be entitled to receive one share of Common Stock with respect to each vested Restricted Share Unit, at such time and under such conditions as set forth in the applicable Award Agreement. The Committee, in its sole discretion, may reduce or waive any vesting criteria that must be met for the settlement of a Restricted Share Unit.
8A.4 Form and Timing of Payment. Payment with respect to vested Restricted Share Units will be made as soon as practicable after the date(s) determined by the Committee

2

and set forth in the Award Agreement. The Committee may only settle vested Restricted Share Units in shares of Common Stock.

3

1.4.A new section 10.2 is added to the Plan which reads as follows:
10.2 Clawback. Notwithstanding any other provisions in this Plan, the Company may cancel any Award, require reimbursement of any Award by a Participant, and effect any other right of recoupment of equity or other compensation provided under the Plan in accordance with any Company policies that may be adopted and/or modified from time to time ("Clawback Policy"). In addition, a Participant may be required to repay to the Company previously paid compensation, whether provided pursuant to the Plan or an Award Agreement, in accordance with the Clawback Policy. By accepting an Award, the Participant is agreeing to be bound by the Clawback Policy, as in effect or as may be adopted and/or modified from time to time by the Company in its discretion (including, without limitation, to comply with applicable law or stock exchange listing requirements).
1.5.The first sentence of Section 11 of the Plan is hereby amended in its entirety to read as follows:
In addition to the provisions of Section 8.5 of the Plan, Awards of Restricted Share Units, Stock Options, and/or Stock Appreciation Rights, may, in the sole discretion of the Committee and if provided for in the relevant Award Agreement, earn dividend equivalents.
1.6.The second sentence of Section 14.1 of the Plan is hereby amended in its entirety to read as follows:
No such amendment, suspension or termination shall (x) materially adversely affect the rights of any Participant under any outstanding Stock Options, Stock Appreciation Rights, Performance Units, Restricted Share grants, or Restricted Share Unit grants, without the consent of such Participant, or (y) increase the number of shares available for Awards pursuant to Section 4.2 or change the performance criteria listed in Section 10.1, without shareholder approval; provided, however, that the Board may amend the Plan, without the consent of any Participants, in any way it deems appropriate to satisfy Code Section 409A and any regulations or other authority promulgated thereunder, including any amendment to the Plan to cause certain Awards not to be subject to Code Section 409A.
1.7.The first sentence of Section 14.2 of the Plan is hereby amended in its entirety to read as follows:
The Committee may (in its sole discretion) amend or modify at any time and from time to time the terms and provisions of any outstanding Stock Options, Stock Appreciation Rights, Performance Units, Restricted Shares, or Restricted Share Unit grants, in any manner to the extent that the Committee under the Plan or any Award Agreement could have initially determined the restrictions, terms and provisions of such Stock Options, Stock Appreciation Rights, Performance Units, Restricted Shares, and/or Restricted Share Unit grants, including, without limitation, changing or accelerating (a) the date or dates as of which such Stock Options or Stock Appreciation Rights shall become exercisable, (b)

4

the date or dates as of which such Restricted Share or Restricted Share Unit grants shall become vested, or
(c) the performance period or goals in respect of any Performance Units.

5

1.8.The first sentence of Section 15.1 of the Plan is hereby amended in its entirety to read as follows:
The Company shall have the right to deduct from any payment or settlement under the Plan, including, without limitation, the exercise of any Stock Option or Stock Appreciation Right, or the delivery, transfer or vesting of any Common Stock, Restricted Shares, or Restricted Share Units, any federal, state, local or other taxes of any kind which the Committee, in its sole discretion, deems necessary to be withheld to comply with the Code and/or any other applicable law, rule or regulation.
2.Miscellaneous.
2.1.Effect. Except as amended hereby, the Plan shall remain in full force and effect.
2.2.Defined Terms. All capitalized terms used but not specifically defined herein shall have the same meanings given such terms in the Plan unless the context clearly indicates or dictates a contrary meaning.
2.3.Governing Law. This Amendment shall be interpreted and construed in accordance with the laws of Delaware, without regard to the conflicts of laws rules of such state.

6

IN WITNESS WHEREOF, the Company has executed this Amendment as of August 12,
2021.

CROWN ELECTROKINETICS CORP.

Name: Joel Krutz
Title:    CFO, Crown Electrokinetics Corp.

7